Exhibit 2.2

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PLIANT CORPORATION

ARTICLE ONE

The name of the corporation (which is hereinafter referred to as the “Corporation”) is Pliant Corporation.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

PART A. AUTHORIZED SHARES

The total number of shares of stock which the Corporation has the authority to issue is [100,336,400], consisting of:

(a)           335,600 shares of Series AA Redeemable Preferred Stock, par value $[___] per share (the “Series AA Preferred Stock”);

(b)           8,000 shares of Series M Preferred Stock, par value $[___] per share (the “Series M Preferred Stock”); and

(c)           [100,000,000](1) shares of Common Stock, par value $[___] per share (the “Common Stock”).

(1)             If 100,000 shares of Common Stock issued pursuant to the Plan, at least 100,000,000 shares of Common Stock must be authorized.

The Series AA Preferred Stock and the Series M Preferred Stock are sometimes hereafter collectively referred to as the “Preferred Stock”. The Common Stock and the Preferred Stock are sometimes hereafter collectively referred to as the “Stock”.

Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”); provided, however, that the foregoing restriction shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code.

PART B. SERIES AA REDEEMABLE PREFERRED STOCK

Section 1. Dividends.

(a)           The holders of shares of Series AA Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative dividends on the Stated Value (as defined hereinafter) thereof at the rate of 13% per annum, or 3.25% per quarter for each of the quarterly periods ending on the last day of [March, June, September and December] of each year (such rate, the “Series AA Dividend Rate” and each such date, a “Series AA Dividend Payment Date”), and no more, payable in arrears on each succeeding Series AA Dividend Payment Date commencing on the first Series AA Dividend Payment Date after the date of original issue; provided that:  (i) if any such payment date is not a Business Day then such dividend shall be payable on the next Business Day, and (ii) accumulated and unpaid dividends for any prior quarterly period may be paid at any time. The term “Business Day” means a day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or required to remain closed. Such dividends shall accrue whether or not they have been declared and shall be cumulative from the date of original issue of each share of Series AA Preferred Stock, whether or not there are funds legally available for the payment of dividends on any payment date. Each such dividend shall be paid to the holders of record of the shares of Series AA Preferred Stock as they appear on the share register of the Corporation on such record date, not more than 60 days nor less than 10 days preceding the Series AA Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee thereof. To the extent not paid on any Series AA Dividend Payment Date, such dividends shall be added to the Stated Value of such share of Series AA Preferred Stock as of such date and such dividends shall remain a part thereof until paid, and dividends shall thereafter accrue at the Series AA Dividend Rate and be paid on such share of Series AA Preferred Stock on the basis of the Stated Value, as so adjusted.

The term “Stated Value” means, as to each share of Series AA Preferred Stock, $1,000 per share, plus adjustments for accumulated and unpaid dividends as provided in the preceding paragraph and minus any distributions (other than dividends not previously added to the Stated Value) made with respect to such Series AA Preferred Stock, all as appropriately adjusted for any stock splits, combinations, recapitalizations and similar transactions with respect to the Series AA Preferred Stock. For purposes of this definition, the value of any payment or distribution by the Corporation of assets other than cash shall be the fair market value (as determined in good faith by the Board of Directors) of such assets, except where such assets consist of securities that are listed on a national securities exchange or quoted in the over-the-counter market, in which case the value of the assets shall be the market price thereof as of the date of receipt.

(b)           If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the shares of Series AA Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series AA Preferred Stock (“Parity Stock”), all dividends declared upon shares of Series AA Preferred Stock and upon all Parity Stock shall be paid or declared pro rata so that in all cases the amount of dividends paid or declared per share on the Series AA Preferred Stock and such Parity Stock shall bear to each other the same ratio that unpaid accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of Series AA Preferred Stock and such other shares of Parity Stock bear to each other. Unless and until full cumulative dividends on the shares of Series AA Preferred Stock in respect of all past quarterly dividend periods have been paid in cash, and the full amount of dividends on the shares of Series AA Preferred Stock in respect of the then current quarterly dividend period shall have been or are contemporaneously declared in full and sums set aside for the payment thereof in cash, no dividends shall be paid or declared and set aside for payment or other distribution made upon the Common Stock or any other capital stock of the Corporation ranking junior to the Series AA Preferred Stock as to dividends (together with the Common stock, “Junior Stock”), other than in shares of, or warrants or rights to acquire, Junior Stock. Holders of shares of Series AA Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares of capital stock, in excess of full accrued and cumulative dividends as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of Series AA Preferred Stock that may be in arrears.

The terms “accrued dividends,” “dividends accrued” and “dividends in arrears,” whenever used herein with reference to shares of Preferred Stock shall be deemed to mean an amount which shall be equal to dividends thereon at the annual dividend rates per share for the respective series from the date or dates on which such dividends commence to accrue to the end of the then current quarterly dividend period for such Preferred Stock (or, in the case of redemption, to the date of redemption), whether or not earned or declared and whether or not assets for the Corporation are legally available therefor, less the amount of all such dividends paid, or declared in full and sums set aside for the payment thereof, upon such shares of Preferred Stock.

(c)           Dividends payable on the shares of Series AA Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

Section 2. Optional Redemption.

(a)           The shares of Series AA Preferred Stock are redeemable at the option of the Corporation by resolution of its Board of Directors, in whole or from time to time in part, subject to the limitations set forth below, at an amount equal to the Stated Value thereof plus all accrued and unpaid dividends from and including the day after the most recent Series AA Dividend Payment Date up to (but excluding) the Redemption Date (as defined in Section 2(c)) (the “Redemption Price”) upon giving notice as provided below.

(b)           If less than all of the outstanding shares of Series AA Preferred Stock are to be redeemed, such redemption shall be made pro rata among the holders of such shares of

Series AA Preferred Stock on the basis of the number of shares of Series AA Preferred Stock held by each such holder.

(c)           At least 10 days but not more than 60 days prior to the date fixed for the redemption of shares of Series AA Preferred Stock, a written notice shall be mailed to each holder of record of shares of Series AA Preferred Stock to be redeemed in a postage prepaid envelope addressed to such holder at such holder’s post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the “Redemption Date”), specifying the Redemption Price, and calling upon such holder to surrender to the Corporation on the Redemption Date at the place designated in such notice (which shall be in New York, New York, or at the principal executive offices of the Corporation) the certificate or certificates representing the number of shares specified in such notice of redemption. On or after the Redemption Date each holder of shares of Series AA Preferred Stock to be redeemed shall surrender the certificate or certificates for such shares to the Corporation at the place designated in such notice, and against such surrender the Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d)           From and after the Redemption Date (unless default shall be made in payment in full of the Redemption Price), all dividends on the shares of Series AA Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the Redemption Price of such shares (including all accrued and unpaid dividends up to the Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation and shall not be deemed to be outstanding for any purpose whatsoever.

(e)           At its election, the Corporation prior to the Redemption Date may deposit the Redemption Price (including all accrued and unpaid dividends up to the Redemption Date) of shares of Series AA Preferred Stock called for redemption in trust for the holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000) in New York, New York or at the principal executive offices of the Corporation, with irrevocable instructions and authority to redeem such shares upon surrender of certificates therefor, in which case the aforesaid notice to holders of shares of Series AA Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the Redemption Price, and shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the Redemption Price (including all accrued and unpaid dividends up to the Redemption Date). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any moneys so deposited which remain unclaimed by the holders of such shares of Series AA Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation; thereafter, the holders of shares of Series AA Preferred Stock redeemed on such Redemption Date shall look only to the Corporation for payment of the Redemption Price therefor.

(f)            Shares of Series AA Preferred Stock redeemed, repurchased or retired pursuant to the provisions of this Section 2 or surrendered to the Corporation upon conversion shall thereupon be retired and may not be reissued as shares of Series AA Preferred Stock but shall thereafter have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series of Preferred Stock.

Section 3. Voting Rights. Except as required by law or otherwise provided in Section 5(a) or Section 7 of this Part B or Part E (Board of Directors) of this Article Four, the holders of shares of Series AA Preferred Stock shall not be entitled to vote on any matter submitted to a vote of stockholders of the Corporation. Each holder of Series AA Preferred Stock shall be entitled to one vote for each share of Series AA Preferred Stock held by such stockholder that has voting power on the matter in question.

Section 4. Liquidation Rights.

(a)           In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, the holders of shares of Series AA Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, in cash, the amount of the Stated Value for each share of Series AA Preferred Stock, plus an amount equal to all accrued and unpaid dividends on each such share from and including the day after the most recent Series AA Dividend Payment Date up to (but excluding) the date fixed for distribution, before any distribution shall be made to the holders of shares of Junior Stock. If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of shares of Series AA Preferred Stock and all other series of Preferred Stock ranking (as to any such distribution) on a parity with the Series AA Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to such holders, then the entire assets of the Corporation so distributable shall be distributed ratably among the holders of the shares of Series AA Preferred Stock and such other series of Preferred Stock ranking (as to any such distribution) on a parity with the Series AA Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. The payments to be made with respect to the Series M Preferred Stock pursuant to Article Four, Part C, Section 6 shall rank on parity with the payments to be made with respect to the Series AA Preferred Stock pursuant hereto.

(b)           For purposes of this Section 4, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction, (ii) a sale of all or substantially all of the Corporation’s assets or (iii) any consolidation or merger of the Corporation with or into another person, provided that effective provision is made in the certificate or articles of incorporation of the resulting or surviving corporation or otherwise for the maintenance for the holders of Preferred Stock of substantially similar rights as set forth herein or for the issuance to the holders of Preferred Stock of substantially similar securities as the Preferred Stock held by them (subject to changes contemplated by Article Four, Part B, Section 7(c)(iii)).

(c)           After the payment of the full preferential amounts provided for herein to the holders of shares of Series AA Preferred Stock, such holders shall be entitled to no other or further participation in the distribution of the assets of the Corporation.

Section 5. Conversion.

(a)           At any time after [__________], 2011, holders of at least 40% of the outstanding shares of Series AA Preferred Stock shall have the right, exercisable at any time after such date by affirmative vote or by written consent as provided by law, to cause all outstanding shares of Series AA Preferred Stock to be converted into:

(i)            in the event that a Proposed Merger (as defined in Section 7(c)) that meets the requirements set forth in clauses (i) through (iv) of Section 7(c) (the “Merger Exception”) shall not, as of the date of conversion, have been previously consummated, a number of shares of Common Stock equal to 99.9% of the number obtained by dividing (x) the number of Fully Diluted Shares of Common Stock prior to such conversion by (y) .001; or

(ii)           in the event that a Proposed Merger (as defined in Section 7(c)) that satisfies the requirements of the Merger Exception shall, as of the date of conversion, have been previously consummated, a number of shares of Common Stock equal to 99.9% of the number obtained by dividing (x) the number of Fully Diluted Shares of Common Stock prior to such conversion (excluding, for this purpose, any shares of Common Stock issued to the shareholders of the other party to any such Proposed Merger) by (y) .001.

The date upon which the holders of at least 40% of the outstanding shares of Series AA Preferred Stock have voted or effectively consented to the exercise of the conversion rights described in this Section 5(a) is hereinafter referred to as the “Conversion Date”. If a notice of redemption has been given pursuant to Section 2, from and after the date such notice is given, the conversion right described in this Section 5(a) shall not be exercisable, unless default shall be made in payment in full of the Redemption Price. Upon conversion, no adjustment or payment will be made for dividends or interest, but if any holder surrenders shares of Series AA Preferred Stock for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the dividend payment date for such dividend, then, notwithstanding such conversion, the dividend payable on such dividend payment date will be paid to the registered holder of such shares on such record date. In such event, such shares, when surrendered for conversion, must be accompanied by payment of an amount equal to the dividend payable on such dividend payment date on the shares so converted (unless such shares have been called for redemption and the date fixed for redemption is after such record date and on or prior to such payment date, in which case such payment need not accompany such shares).

“Fully Diluted Shares of Common Stock” means the sum of, without duplication, (i) the number of outstanding shares of Common Stock, (ii) the maximum number of shares of Common Stock issuable upon conversion or exchange of any securities (other than the Series AA Preferred Stock and Series M Preferred Stock) convertible into or exchangeable for shares of Common Stock and (iii) the maximum number of shares of Common Stock issuable upon exercise of any outstanding warrants, options or other rights, whether or not vested, to subscribe for or purchase Common Stock.

(b)           Upon exercise of the conversion right described in Section 5(a), each holder of shares of Series AA Preferred Stock shall deliver the certificate or certificates therefor to the principal office of any transfer agent for the Common Stock, and (if so required by the Corporation or any conversion agent) any instruments of transfer in form satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and transfer taxes, stamps or funds therefor or evidence of payment thereof if required pursuant to Section 5(d). The Corporation shall, as soon as practicable after such delivery and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Series AA Preferred Stock were so surrendered or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled, together with a cash adjustment in respect of any fraction of a share of Common Stock as hereinafter provided. The conversion right with respect to any such shares shall be deemed to have been exercised immediately before the close of business on the Conversion Date, notwithstanding the compliance or non-compliance of any holder of shares of Series AA Preferred Stock with the provisions of this paragraph, and, effective as of the Conversion Date, the rights of each holder of shares of Series AA Preferred Stock so converted shall cease and the person or persons entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes (including without limitation for purposes of voting and the right to receive dividends and other distributions from the Corporation) as the record holder or holders of such shares of Common Stock.

(c)           No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of Series AA Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series AA Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of (i) if the Common Stock is listed on a national securities exchange or quoted in the over-the-counter market, the closing price for the Common Stock on the last trading day preceding the date of conversion or (ii) otherwise, the fair market value (as determined in good faith by the Board of Directors) of a share of Common Stock immediately prior to conversion.

(d)           Upon conversion of the shares of Series AA Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion. A holder of such shares, however, shall pay to the Corporation the amount of any tax which is due (or shall establish to the satisfaction of the Corporation the payment thereof or that no such payment is due) if the shares of Common Stock issuable to such holder upon conversion are to be issued in a name other than the name of such holder and shall pay to the Corporation any amount required by the last sentence of the first paragraph of Section 5(a).

(e)           The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series AA Preferred Stock, enough shares of Common Stock to permit the conversion of the then outstanding shares of Series AA Preferred Stock. All shares of Common Stock which may be issued upon conversion of shares of Series AA Preferred Stock shall be validly issued, fully paid and nonassessable. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock authorized but not outstanding shall not be sufficient to permit conversion of all then-outstanding shares of Series AA Preferred Stock. In order that the Corporation may issue shares of Common Stock upon conversion of shares of Series AA Preferred Stock, the Corporation will as expeditiously as possible endeavor to comply with all applicable federal and state securities laws (including registration with or approval of any governmental authority) and will list on and keep listed such shares of Common Stock to be issued upon conversion on each securities exchange on which the Common Stock is listed.

(f)            If any of the following shall occur:  (i) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of shares of Series AA Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or (ii) any consolidation or merger (including a Proposed Merger that meets the requirements of the Merger Exception) to which the Corporation is a party (other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock), then, following conversion of the Series AA Preferred Stock pursuant to the terms of Section 5(a), each holder of each share of Series AA Preferred Stock then outstanding shall have the right to receive the kind and amount of shares of stock and other securities, cash and other property receivable upon such consolidation, merger, reclassification or change by a holder of the number of shares of Common Stock into which such share of Series AA Preferred Stock was convertible immediately prior to such consolidation, merger, reclassification or change. In any such event, effective provision shall be made (and it shall be a condition precedent to any such consolidation, merger, reclassification or change that effective provision be made), in the articles or certificate of incorporation of the resulting or surviving corporation or other corporation issuing or delivering such shares of stock, other securities, cash or other property or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series AA Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities, cash or other property deliverable upon conversion of Series AA Preferred Stock remaining outstanding or other convertible stock or securities received by the holders of Series AA Preferred Stock in place thereof; and any such resulting or surviving corporation or other corporation issuing or delivering such shares of stock, other securities, cash or other property shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares of stock, other securities, cash or other property as the holders of shares of Series AA Preferred Stock remaining outstanding, or other convertible stock or securities received by the holders of shares of Series AA Preferred Stock in place thereof, shall be entitled to receive pursuant to the provisions of this Section 5(f), and to make provision for the protection of the conversion right as above provided. In case shares of stock, other securities, cash or other property are deliverable upon conversion as aforesaid, then all references to shares of Common Stock in this Section 5 shall be deemed to apply, so far as provided and as nearly as is reasonable, to any such shares, other securities, cash or other property. The provisions of this

Section 5(f) shall similarly apply to successive consolidations, mergers, sales, transfers, reclassifications, changes or statutory exchanges.

Section 6. Intentionally omitted.

Section 7. Limitations. In addition to any other rights provided by applicable law, so long as any shares of Series AA Preferred Stock are outstanding:

(a)           The Corporation shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least a majority of the outstanding shares of Series AA Preferred Stock, voting separately as a class:

(i)            create or authorize (whether by means of amendment to this Certificate of Incorporation, a merger or consolidation to which the Corporation is a party or otherwise) or issue any class or series of Preferred Stock (other than the 8,000 shares of Series M Preferred Stock authorized by Part C of this Article Four) or any other class of capital stock ranking either as to payment of dividends or distribution of assets upon liquidation on a parity with or prior to the Series AA Preferred Stock;

(ii)           directly or indirectly redeem, purchase or otherwise acquire, or suffer to occur any redemption, purchase or other acquisition by any Subsidiary of, any of the Common Stock or other capital stock of the Corporation junior to the Series AA Preferred Stock (including, without limitation, warrants, options or other securities or rights exchangeable or exercisable for or convertible into or otherwise to acquire, Common Stock or other capital stock junior to the Series AA Preferred Stock); provided, however, that the foregoing shall not limit the ability of the Corporation to repurchase from a member of the Corporation’s management, upon the termination of such member’s employment with the Corporation, any capital stock of the Corporation issued to such member of management by the Corporation or any Subsidiary, if such repurchase is pursuant to a contract approved by the Board of Directors; or

(iii)          amend, supplement or modify this Section 7(a), whether by means of an amendment to this Certificate of Incorporation, a merger or consolidation to which the Corporation is a party or otherwise.

(b)           The Corporation shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds of the outstanding shares of Series AA Preferred Stock, voting separately as a class:

(i)            sell or otherwise dispose of all or substantially all of the Corporation’s assets in any transaction or series of related transactions, unless prior to or simultaneously with the closing of such sale or disposition, (x) the Corporation gives written notice of redemption of all shares of Series AA Preferred Stock pursuant to Article Four, Part B, Section 2(c) and deposits the Redemption Price therefor with a bank or trust company pursuant to Article Four, Part B, Section 2(e) and (y) either (I) [the [_____________] (the “New Senior

Subordinated Notes”)]  are paid in full in cash or (II) the Corporation gives written notice of redemption of all New Senior Subordinated Notes to the trustee and the holders thereof pursuant to the related indenture and deposits the redemption price therefor with a bank or trust company acting as paying agent or otherwise segregates and holds in trust the redemption price as permitted by the indenture; or

(ii)           amend, supplement or modify this Section 7(b) or any other provision of this Certificate of Incorporation, whether by means of an amendment to this Certificate of Incorporation, a merger or consolidation to which the Corporation is a party or otherwise, in a manner that materially and adversely affects the preferences, rights or powers of the Series AA Preferred Stock.

(c)           The Corporation shall not merge or consolidate with any other entity (other than a merger or consolidation (x) that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, or (y) that results in the conversion on the closing date thereof of all shares of Series AA Preferred Stock into an amount in cash equal to the Redemption Price as of such closing date and, on or prior to such closing date, either (I) the New Senior Subordinated Notes are paid in full in cash or (II) the Corporation gives written notice of redemption of all New Senior Subordinated Notes to the trustee and the holders thereof pursuant to the related indenture and deposits the redemption price therefor with a bank or trust company acting as paying agent or otherwise segregates and holds in trust the redemption price as permitted by the indenture, without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds of the outstanding shares of Series AA Preferred Stock, voting separately as a class, unless, after giving effect to such merger or consolidation (each, a “Proposed Merger”):

(i)            the Pro Forma Consolidated Coverage Ratio is at least 10% higher than the Corporation’s Consolidated Coverage Ratio (in each case, using the date immediately preceding the entry by the Corporation into an agreement to effect the Proposed Merger as the date of determination);

(ii)           the Pro Forma Total Funded Debt and Preferred Stock/EBITDA Ratio is at least 10% less than the Corporation’s actual Total Funded Debt and Preferred Stock/EBITDA Ratio (in each case, using the date immediately preceding the entry by the Corporation into an agreement to effect the Proposed Merger as the date of determination);

(iii)          the conversion right described in Section 5(a) is preserved so as to, if exercised, result in the conversion of all shares of Series AA Preferred Stock (or securities into which the Series AA Preferred Stock is converted pursuant to such merger or consolidation) into (x) if the Corporation is the survivor, a number of shares of Common Stock equal to at least 51% of the sum of (i) the number of Fully Diluted Shares of Common Stock plus (ii) the number of shares of Common Stock to be issued to the shareholders of the other party to the Proposed Merger, or (y) otherwise, a number of shares of common stock or an amount of other common equity, of the ultimate parent entity of the survivor of the Proposed

Merger equal to at least 51% of the fully-diluted shares of common stock, or other common equity, of such entity following such conversion; and

(iv)          the holders of the outstanding shares of Series AA Preferred Stock shall continue to have the right to elect, after _______, 2011, a majority of the board of directors of the ultimate parent entity of the survivor of the Proposed Merger, in substantially the same manner as provided in Section 1(d) of Part E of this Article Four.

In connection with any Proposed Merger that meets the requirements set forth in clauses (i) through (iv) of the preceding sentence and does not otherwise require the approval of the holders of at least two-thirds of the outstanding shares of Series AA Preferred Stock pursuant to Section 7(b)(ii) above, the Series AA Preferred Stock shall not have any voting rights, consent rights or appraisal rights with respect to such Proposed Merger (including without limitation the creation, in connection therewith, of any class or series of Common Stock having anti-dilution protection that maintains its percentage ownership of all Common Stock in the event of a conversion of the Series AA Preferred Stock). Nothing herein shall require any holder of Series AA Preferred Stock to consent to, vote in favor of or waive any objections to or dissenters’ rights, appraisal rights or similar rights in connection with any Proposed Merger as to any shares of Common Stock held by such holder of Series AA Preferred Stock.

(d)           Except as otherwise required by applicable law, nothing herein contained shall require a vote or consent of the holders of the Series AA Preferred Stock in connection with (i) any increase in the total number of authorized shares of Common Stock, (ii) the authorization or increase of any class or series of shares ranking, as to dividends and in liquidation, junior to the Series AA Preferred Stock or (iii) the amendment or deletion of the restriction set forth in the last sentence of Part A of this Article Four.

(e)           When used in this Section 7, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies or investment decisions of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has a meaning correlative to the foregoing.

“Attributable Debt” means, in respect of a Sale/Leaseback Transaction at the time of determination, the present value (discounted at 13%, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Capitalized Lease Obligations” means obligations that are required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Funded Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Consolidated Coverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available ending prior to the date of such determination to (b) Consolidated Interest Expense and Dividends for such four consecutive fiscal quarters.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Corporation and its Subsidiaries plus, to the extent incurred by the Corporation and its Subsidiaries in such period but not included in such interest expense, (a) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to operating leases constituting part of a Sale/Leaseback Transaction, (b) amortization of debt discount and debt issuance costs, (c) capitalized interest, (d) non-cash interest expense, (e) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing, (f) interest accruing on any indebtedness of any other Person to the extent such indebtedness is guaranteed by the Corporation or any Subsidiary or secured by the assets of the Corporation or any Subsidiary, (g) net costs associated with hedging obligations (including amortization of fees), provided, however, that if hedging obligations result in net benefits rather than costs, such benefits shall be credited in determining Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income, (h) dividends and distributions declared and paid in respect of all Disqualified Stock of the Corporation and all preferred stock of any of the Subsidiaries of the Corporation, to the extent held by Persons other than the Corporation or its wholly owned Subsidiary, (i) interest incurred in connection with investments in discontinued operations, and (j) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Corporation) in connection with indebtedness incurred by such plan or trust. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges incurred in connection with any transaction pursuant to which the Corporation or any of its Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Interest Expense and Dividends” means, for any period, (i) Consolidated Interest Expense for such period plus (ii) accrued dividends (whether or not paid) in respect of the Series AA Preferred Stock for such period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Corporation and its Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(a)           any net income (loss) of any Person (other than the Corporation) if such Person is not a Subsidiary, except that (i) subject to the limitations contained in clauses (d), (e) and (f) below, the Corporation’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Corporation or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Subsidiary, to the limitations contained in clause (c) below) and (ii) the Corporation’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Corporation or a Subsidiary;

(b)           any net income (or loss) of any Person acquired by the Corporation or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(c)           any net income (or loss) of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions or loans or intercompany advances by such Subsidiary, directly or indirectly, to the Corporation, except that (i) subject to the limitations contained in clauses (d), (e) and (f) below, the Corporation’s equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed, loaned or advanced by such Subsidiary during such period to the Corporation or another Subsidiary as a dividend, distribution, loan or advance (subject, in the case of a dividend, distribution, loan or advance made to another Subsidiary, to the limitation contained in this clause) and (ii) the Corporation’s equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income;

(d)           any gain (loss) realized upon the sale or other disposition of any asset of the Corporation or its Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any capital stock of any Person;

(e)           any extraordinary gain or loss; and

(f)            the cumulative effect of a change in accounting principles.

“Disqualified Stock” means, with respect to any Person, any capital stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Funded Debt or Disqualified Stock (excluding capital stock convertible or exchangeable solely at the option of the Corporation or any Subsidiary thereof, provided that any such conversion or exchange shall be deemed an issuance of Funded Debt or an issuance of Disqualified Stock, as applicable) or (c) is redeemable at the option of the holder thereof, in whole or in part; provided, however, that only the portion of capital stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed Disqualified Stock; and provided further that any class of capital stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of capital stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Funded Debt, shall not be deemed Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of capital stock that is not Disqualified Stock.

“EBITDA” means, for any period, the Consolidated Net Income for such period, excluding the following to the extent included in calculating such Consolidated Net Income:  (a) income tax expense of the Corporation and its Subsidiaries, (b) Consolidated Interest Expense and Dividends, (c) depreciation expense of the Corporation and its Subsidiaries, (d) amortization expense of the Corporation and its Subsidiaries (but excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (e) other noncash charges of the Corporation and its Subsidiaries (excluding any such noncash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), (f) income or loss from discontinued operations, (g) plant closing costs (as defined by GAAP) and (h) noncash stock-based compensation expense. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Subsidiary of the Corporation shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income (loss) of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be distributed as a dividend, loaned or advanced to the Corporation by such Subsidiary without prior approval of Persons other than the Board of Directors or holders of the Corporation’s Stock (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

“Funded Debt” means, with respect to any Person on any date of determination (without duplication):  (a) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (b) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); (d) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any preferred stock (but excluding, in each case, any accrued dividends); (e) all indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person, provided, however, that the amount of indebtedness of such Person shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such indebtedness of such other Persons; (f) all Capitalized Lease Obligations and all Attributable Debt of such Person; and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date hereof, including those set forth in (a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) statements and pronouncements of the Financial Accounting Standards Board, (c) such other statements by such other entities as are approved by a significant segment of the accounting profession and (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or governmental body.

“Pro Forma” means, as of any date of determination, the Consolidated Coverage Ratio or Total Funded Debt and Preferred Stock/EBITDA Ratio, as the case may be, after giving pro forma effect to the Proposed Merger as if such merger or consolidation occurred on the first day of the relevant four quarter period. For purposes of this definition, whenever pro forma effect is to be given to a Proposed Merger, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Corporation. Any such pro forma calculations may include operating expense reductions for the relevant four quarter period resulting from the Proposed Merger which is being given pro forma effect that (a) would be permitted pursuant to Article 11 of Regulation S-X under the Securities Act or (b) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of any closing) of any facility, as applicable, provided that, such adjustments are set forth in an officers’ certificate signed by the Corporation’s chief financial officer and another officer which states (i) the amount of such adjustment or adjustments, and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such officers’ certificate at the time of such execution. If any indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement or currency agreement applicable to such indebtedness if such interest rate agreement or currency agreement has a remaining term as at the date of determination in excess of 12 months).

 “Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Corporation or any of its Subsidiaries whereby the Corporation or a such Subsidiary transfers such property to a Person and the Corporation or such Subsidiary leases it from such Person, other than leases between the Corporation and a wholly owned Subsidiary of the Corporation or between wholly owned Subsidiaries of the Corporation.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership or membership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

“Total Funded Debt and Preferred Stock/EBITDA Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of Total Funded Debt and Preferred Stock as of the end of the period of the most recent four consecutive fiscal quarters for which financial statements are available ending prior to the date of such determination to (b) EBITDA for such four consecutive fiscal quarters.

“Total Funded Debt and Preferred Stock” means, as of any date of determination, the total amount of Funded Debt plus the aggregate Stated Value of the outstanding shares of Series AA Preferred Stock and of any other class or series of capital stock of the Corporation (other than the Series M Preferred) ranking on a parity with or prior to the Series AA Preferred Stock.

Section 8. Dividend Received Deduction. For federal income tax purposes, the Corporation shall report distributions on the Series AA Preferred Stock as dividends, to the extent of the Corporation’s current and accumulated earnings and profits (as determined for federal income tax purposes). In addition, the Corporation covenants not to take any action voluntarily which could reasonably be expected to cause dividends on the Series AA Preferred Stock to fail to be eligible for the dividend received deduction pursuant to Section 244 of the Internal Revenue Code of 1986, as amended from time to time.

PART C. SERIES M PREFERRED STOCK

Section 1. Mandatory Redemption.

(a)           Subject to the Corporation having funds legally available for such purpose, the Corporation shall redeem all shares of the Series M Preferred Stock then outstanding on the date (the “Series M Mandatory Redemption Date”) immediately following the consummation of the first Deemed Liquidation Event occurring after _______________ __, 2006 (the “Series M Mandatory Redemption”). The per share redemption price at which the Series M Preferred Stock shall be redeemed pursuant to this Section 1(a) shall be an amount in cash equal to the product of (x) the then applicable Series M Liquidation Multiple and (y) the Net Proceeds resulting from the first event constituting a Deemed Liquidation Event, if any (the “Series M Mandatory Redemption Price”); notwithstanding the foregoing, in the event of a Stock Sale or Merger in which there are Retained Securities, the Corporation shall have the option to pay all or any portion (up to (x) the then applicable Series M Liquidation Multiple times (y) the Post-Hurdle Retained Securities Amount (as defined below)) of the Series M Mandatory Redemption Price by the delivery of securities in the same class and/or series as the Retained Securities having a fair market value (as determined in good faith by the Board) equal to the portion of the Series M Mandatory Redemption Price to be so paid; provided, however, that (1) if there is more than one class or series of Retained Securities, the portion of the Series M Mandatory Redemption price payable by the delivery of Retained Securities will include a proportionate amount of each such class or series and (2) the former holders of Series M Preferred Stock are provided similar rights relating to registration of securities, redemption rights and tag along rights as provided to any other holder of Covered Classes of an equivalent class or series with respect to such Retained Securities (it being understood that such former holders of Series M Preferred Stock will be seriesentitled to participate in any collective rights of a class or group of former holders of Covered Classes (such as rights permitting a majority of the holders of a class or series of securities to require a redemption or a registration), and the foregoing shall not provide any such former holder of Series M Preferred Stock an individual (rather than collective) right with respect to such matter). The “Post-Hurdle Retained Securities Amount” shall mean, in connection with any Stock Sale or Merger, an amount equal to the lesser of (x) the quotient of the fair market value of all of the Retained Securities in such Stock Sale or Merger (as determined in good faith by the Board) divided by the then applicable Series M Factor and (y) the amount by which the Liquidation Proceeds exceeds the Hurdle Amount.

(b)           If (x) the funds of the Corporation legally available for the Series M Mandatory Redemption shall be insufficient to permit the payment of the Series M Mandatory Redemption Price required to be paid pursuant to Section 1(a) after giving effect to the Deemed Liquidation Event, or (y) the payment of the Series M Mandatory Redemption Price is prohibited by, or would result in or cause a default or an event of default under, any of the agreements governing any Indebtedness (the “Indebtedness Agreements”), then consummation of the Deemed Liquidation Event shall be prohibited and the Series M Holders shall have no right to require the redemption of any shares of Series M Preferred Stock until (i) in the case of clause (x), the Corporation has sufficient funds legally available to permit the payment of the Series M Mandatory Redemption Price, in full and (ii) in the case of clause (y), the provisions of Section 1(g) of this Part C have been satisfied in full.

(c)           On and after the Series M Mandatory Redemption Date (unless a default shall be made in the payment of the Series M Mandatory Redemption Price, in which event such rights shall be exercisable until such default is cured), to the extent permitted by applicable law (x) all rights with respect to the Series M Preferred Stock, except the right (subject to Section 1(g) below) to receive the Series M Mandatory Redemption Price shall cease and terminate, and (y) such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

(d)           (i)            At any time on or after the Series M Mandatory Redemption Date, the Series M Holders shall be entitled to receive the Series M Mandatory Redemption Price upon actual delivery to the Corporation or its agent of the certificates representing shares of Series M Preferred Stock; provided, however, that (i) the Corporation shall not consummate a Series M Mandatory Redemption until all the requirements of this Section 1, including without limitation the requirements of Section 1(g), have been satisfied and (ii) until the requirements of Section 1(g) have been satisfied, the Series M Holders shall have no right to require the redemption of any shares of Series M Preferred Stock upon the consummation of any Deemed Liquidation Event.

(ii)           Any portion of the Series M Mandatory Redemption Price not delivered to the Series M Holders as a result of a deferral of payment of any Liquidation Proceeds by reason of any escrow or holdback obligation, or otherwise, shall be delivered to the Series M Holders pro rata in accordance with prior payments of the Series M Mandatory Redemption Price promptly upon release of any such Liquidation Proceeds to the Corporation (in the case of an Asset Sale or a Liquidation) or its stockholders (in the case of a Stock Sale or a Merger).

(iii)          Subject to Sections 1(i) and (j), the Board shall make all determinations, calculations and interpretations hereunder and determine whether a Deemed Liquidation Event has occurred.

(e)           Not less than ten (10) days and not more than sixty (60) days prior to the date of the consummation of a Deemed Liquidation Event in connection with the Series M Mandatory Redemption referred to above, the Corporation shall send by first-class mail, postage prepaid, to each Series M Holder, at the address for such Series M Holder appearing in the register maintained by or on behalf of the Corporation, a notice (a “Series M Mandatory Redemption Notice”) stating (1) that the Board has determined that a Deemed Liquidation Event is to be consummated and that all shares of Series M Preferred Stock are subject to mandatory redemption; (2) the details of the Deemed Liquidation Event, (3) the Series M Mandatory Redemption Price and the Series M Mandatory Redemption Date; (4) that, on and after the Series M Mandatory Redemption Date (unless the Corporation defaults in the payment of the Series M Mandatory Redemption Price for any shares of Series M Preferred Stock validly tendered or unless the requirements of Section 1(g) are not satisfied by the Series M Mandatory Redemption Date), to the extent permitted by applicable law, all rights with respect to such shares of Series M Preferred Stock, except the right to receive the Series M Mandatory Redemption Price, shall cease and terminate and such shares shall no longer be deemed to be outstanding as of the Series M Mandatory Redemption Date; and (5) any other procedures that a Series M Holder must follow in connection with the Series M Mandatory Redemption; provided, however, that any such Series M Mandatory Redemption Notice shall be of no force or effect if the Deemed Liquidation Event described therein is not consummated.

(f)            [Intentionally omitted.]

(g)           If the provisions of any Indebtedness Agreement would prohibit the Corporation from making a Series M Mandatory Redemption or paying the Series M Mandatory Redemption Price (including any limitations on dividends or distributions), or if immediately after consummating the Series M Mandatory Redemption or giving  effect to the payment of the Series M Mandatory Redemption Price, a default or event of default under any such agreement or instrument would be caused thereby, as a condition to the consummation of a Deemed Liquidation Event and the redemption of any shares of Series M Preferred Stock upon the consummation of any Deemed Liquidation Event, the Corporation shall, to the extent required to permit the redemption of Series M Preferred Stock pursuant to this Section 1, (i) obtain the consent of the requisite holders of such Indebtedness to permit the consummation of the Series M Mandatory Redemption by the Corporation, (ii) refinance all such Indebtedness outstanding with the proceeds of other Indebtedness or equity securities that permit or do not prohibit the consummation of the Series M Mandatory Redemption by the Corporation or (iii) otherwise comply with the terms of such Indebtedness required to permit the consummation of the Series M Mandatory Redemption by the Corporation. The Corporation shall not consummate a Deemed Liquidation Event unless the conditions contained in this Section 1(g) are satisfied or waived by the Corporation and the Requisite Series M Holders.

(h)           If the Corporation has issued any outstanding Preferred Stock (other than the Series AA Preferred Stock or Series M Preferred Stock) which is pari passu with, or junior to, the Series AA Preferred Stock, and the Corporation is required to make a redemption or repurchase offer or to make a distribution with respect to such other Preferred Stock in the event of a Deemed Liquidation Event, the Corporation shall not consummate any such offer or distribution with respect to such other Preferred Stock until such time as the Corporation shall have paid the Series M Mandatory Redemption Price in full to the Series M Holders and shall otherwise have consummated the Series M Mandatory Redemption.

(i)            If the Requisite Series M Holders dispute the determination by the Board of the cash value of any non-cash Liquidation Proceeds or the fair market value of any assets to be distributed to stockholders of the Corporation in connection with any determination of Other Distributions (the “Disputed Items”), the Requisite Series M Holders may (within ten (10) days following receipt of notice of such determination) notify the Corporation of such dispute in writing (the “Dispute Notice”). If the Requisite Series M Holders deliver the Dispute Notice in a timely manner, then, within a further period of twenty (20) days following receipt of the Dispute Notice by the Corporation, the Requisite Series M Holders and the Corporation will attempt to resolve in good faith any Disputed Items and reach a written agreement with respect thereto. Failing such resolution, each of the Corporation and the Requisite Series M Holders shall submit the unresolved Disputed Items to an appraiser (the “Appraiser”) jointly selected by the Corporation and the Requisite Series M Holders. If the Requisite Series M Holders and the Corporation cannot agree upon a mutually acceptable Appraiser, then the Appraiser shall be one of the “big four” national accounting firms or four nationally recognized investment banking firms (two designated by the Corporation and two by the Requisite Series M Holders) selected by lot; provided, however, that the Appraiser selected shall not have had any material prior business relationship with the Corporation or the Series M Holders. The fees and expenses of the Appraiser shall be paid by the Corporation. The Appraiser’s determination of the Disputed Items shall be (a) in writing, (b) furnished to the Corporation and the Series M Holders as soon as practicable after the items in dispute have been referred to the Appraiser and (c) made in accordance with the terms hereof. If the Appraiser’s determination of the cash value or fair market value of the Disputed Items exceeds the Board’s determination of the Disputed Items by more than five percent, then the final determination hereunder of the Disputed Items shall be the amount calculated by the Appraiser; otherwise the Board’s determination of the cash value or the fair market value of the Disputed Items shall constitute the final determination hereunder.  The final determinations of the cash value or fair market value of the Disputed Items, whether by the Appraiser or the Board, as applicable, shall be non-appealable and incontestable by the Corporation and the Series M Holders and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud. For purposes of this Section 1(i) and Section 1(j), the “Board” shall not include any Series M Holder.

(j)            In the event of any dispute between the Requisite Series M Holders and the Corporation regarding any determination, calculation or interpretation hereunder, any determination by the Board shall be subject to de novo review by any forum deciding the disputed issue; provided, however, that such de novo review shall not otherwise change or shift the burden of proof in connection with any dispute resolution proceeding (including the appraisal proceedings described in Section 1(i)).

Section 2. Dividends.

(a)           Upon a redemption by the Corporation of any shares of Series AA Preferred Stock pursuant to the terms thereof at any time prior to a Liquidation Event, to the extent the Redemption Proceeds are in excess of the then applicable Hurdle Amount, the Series M Holders shall be entitled to receive for each share of Series M Preferred Stock, a cash dividend equal to the product of (x) the then applicable Series M Liquidation Multiple and (y) the portion of the Redemption Proceeds which are in excess of the then applicable Hurdle Amount immediately prior to such redemption. The Corporation shall not redeem any shares of Series AA Preferred Stock unless (x) after giving effect to such transaction the Corporation has sufficient funds legally available to pay the dividends required by this paragraph, and (y) prior thereto or simultaneously therewith the Board has declared the dividend required by this paragraph in full, and set aside funds sufficient to pay such dividend in full.

(b)           Upon a Qualified Public Offering, and immediately prior to the automatic conversion of the Series M Preferred Stock pursuant to Section 3 below, the Series M Holders shall be entitled to receive for each share of Series M Preferred Stock, a cash dividend equal to the product of (x) the then applicable Series M Liquidation Multiple and (y) the Pre-QPO Other Distributions.

(c)           Notwithstanding the foregoing, the Corporation shall not make any dividend payment pursuant to this Section 2, and no Series M Holder shall have any right to require the payment of any dividend pursuant to this Section 2, unless the requirements of Section 2(d) have been satisfied.

(d)           If the provisions of any Indebtedness Agreement would prohibit the Corporation from declaring or paying the dividends required to be paid pursuant to Section 2(a) or (b), or if immediately after paying or declaring such dividend, a default or event of default under any such agreement or instrument would be caused thereby, then as a condition to the consummation of the redemption of any shares of Series AA Preferred Stock or Qualified Public Offering, the Corporation shall, to the extent required to permit the payment of such dividend in full, (i) obtain the consent of the requisite holders of such Indebtedness to permit the payment of such dividend in full, (ii) refinance all such Indebtedness outstanding with the proceeds of other Indebtedness or equity securities that permit or do not prohibit the payment of such dividend or (iii) otherwise comply with the terms of such Indebtedness required to permit the payment of such dividend in full.

(e)           For purposes of clarification, in the event of the occurrence of a Liquidation Event which includes or is consummated substantially simultaneously with a redemption of any of the shares of Series AA Preferred Stock, regardless of the actual order of the transaction, such transaction shall be deemed to be a single transaction and shall be deemed to be a Liquidation Event, with the proceeds of the redemption portion of such transaction to be deemed to be proceeds payable in connection with such transaction, and, accordingly, no dividend payment shall be required pursuant to this Section 2 in connection therewith.

Section 3. Automatic Conversion.

(a)           Upon the consummation of a Qualified Public Offering, each share of Series M Preferred Stock then outstanding shall, by virtue of and simultaneously with such occurrence, be deemed automatically converted into that number of fully paid and nonassessable shares of Covered Classes issued by the Corporation and outstanding immediately following the consummation of such Qualified Public Offering equal to the product of (x) the then applicable Series M Liquidation Multiple and (y) the quotient of (1) the total number of shares of such class of equity security of Covered Classes outstanding (including all outstanding options, warrants and rights to purchase equity securities (including any non-equity securities which are convertible into equity securities) issued on account of any Covered Classes in connection with such Qualified Public Offering) immediately following the consummation of the Qualified Public Offering (but excluding any shares of Common Stock issued pursuant to such Qualified Public Offering) and prior to giving effect to the automatic conversion provided by this Section 3(a) divided by (2) the then applicable Series M Factor. For the purposes hereof, such conversion shall be deemed to have occurred immediately after any redemption of Series AA Preferred Stock and the payment of any Redemption Proceeds (other than Redemption Proceeds paid in equity securities of the Corporation) which is consummated in connection with, or upon application of the proceeds of, such Qualified Public Offering, and the payment of any dividend required with respect to the Series M Preferred Stock in connection therewith pursuant to Section 2.

(b)           As promptly as practicable after the consummation of the Qualified Public Offering and delivery to the Corporation of the certificate or certificates of Series M Preferred Stock which have been converted, duly endorsed or assigned in blank to the Corporation (if required by it), the Corporation shall issue and deliver to such Series M Holder, or upon the written order of any Series M Holder, to the place designated by such Series M Holder, a certificate or certificates for the number of shares of each class of equity security to which such Series M Holder is entitled as provided in Section 3(a) above. The Person in whose name the certificate or certificates such equity securities are to be issued shall be deemed to have become a stockholder of record on the date of the consummation of the Qualified Public Offering and on such date the Series M Preferred Stock shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

Section 4. Rights, Generally and Voting Rights.

(a)           Except for those rights and privileges specifically conferred to the Series M Holders under this Certificate of Incorporation, the Series M Holders do not have any rights, privileges, preferences, or powers with respect to the Series M Preferred Stock whether created by law, contract or otherwise.

(b)           The Series M Holders shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation, except as otherwise required under Delaware law or as expressly set forth in this Part C.

(c)           The Corporation may, upon first obtaining the affirmative written consent or approval of the Requisite Series M Holders, alter and change the terms, designations, powers, preferences or relative, participating, optional or other special rights of the Series M Preferred Stock in any manner materially adverse to the Series M Holders. The Requisite Series M

Holders shall be entitled to waive, on behalf of all the Series M Holders, any terms, designations, powers,  preferences or relative, participating, optional or other special rights of the Series M holders hereunder.

Section 5. Reissuance of Series M Preferred Stock. Shares of Series M Preferred Stock that have been issued and reacquired in any manner, including without limitation shares purchased, redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided, however, that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

Section 6. Liquidation Rights.

(a)           In the event of a True Liquidation, the holders of shares of Series M Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to the product of (x) the then applicable Series M Liquidation Multiple and (y) the Net Proceeds resulting from such True Liquidation, if any. The payments to be made pursuant hereto shall rank on on parity with the payments to be made with respect to the Series AA Preferred Stock pursuant to Article Four, Part B, Section 4.

(b)           After the payment of the full preferential amounts provided for herein to the holders of shares of Series M Preferred Stock, such holders shall be entitled to no other or further participation in the distribution of the assets of the Corporation.

Section 7. Definitions. As used in this Part C, the following terms shall have the following meanings:

“Affiliate” shall have the meaning set forth in Section 7(e) of Part B of this Article Four.

“Asset Sale” shall have the meaning set forth in the definition of “Deemed Liquidation Event”.

“Board” means the Board of Directors of the Corporation.

“Covered Classes” shall mean securities of any of the following classes and series of stock issued by the Corporation:  (a) Series AA Preferred Stock, (b) Common Stock, (c) any class or series of equity securities which are issued as a dividend or distribution with respect to, or pursuant to a recapitalization of, any then outstanding Covered Class of equity securities.

“Deemed Liquidation Event” means any of the consummation of (i) the sale (including in one or a series of related transactions) of all or substantially all of the Corporation’s consolidated assets to a person or a group of persons acting in concert (other than to a Subsidiary of the Corporation) (an “Asset Sale”); (ii) the sale or transfer (including in one or a series of related transactions) of a majority of the outstanding Common Stock (assuming conversion of all then outstanding capital stock which is directly or indirectly convertible into Common Stock) to a person or a group of persons acting in concert (other than to JPMP) (a “Stock Sale”); or (iii) the merger (other than a reincorporation merger) or consolidation of the Corporation with or into another person (other than JPMP) (a “Merger”); provided, that, in the case of clause (iii) above, a Deemed Liquidation Event shall not occur under circumstances in which all of the holders of the voting power of the outstanding Common Stock immediately prior to such transaction collectively own, directly or indirectly, a majority in voting power of the outstanding Common Stock or other voting securities having, in the aggregate, the right to elect a majority of the board of directors of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. Notwithstanding the foregoing, a Qualified Public Offering shall not be a Deemed Liquidation Event.

“Grossed-up Other Distributions” shall mean the quotient of (x) the amount of Other Distributions divided by (y) the then applicable Series M Factor.

“Hurdle Amount” means an amount equal to $[243.8 million]; provided, that upon any redemption by the Corporation of Series AA Preferred Stock in accordance with the terms thereof, the Hurdle Amount shall be reduced by an amount equal to the aggregate Redemption Proceeds in connection with such redemption; provided, that in no event shall the Hurdle Amount be less than zero.

“Indebtedness” means:

(a)           indebtedness of the Corporation for borrowed money;

(b)           obligations of the Corporation evidenced by bonds, debentures, notes or other similar instruments;

(c)           all obligations of the Corporation in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(d)           all obligations of the Corporation to pay the deferred and unpaid purchase price of property or services (except trade payables and other accrued liabilities arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; and

(e)           all Capitalized Lease Obligations (as defined in Section 7(e) of Part B of this Article Four).

“JPMP” means J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership and its Affiliates.

“Liquidation Event” means the consummation of either (x) a Deemed Liquidation Event or (y) a True Liquidation.

“Liquidation Proceeds” means (a) in connection with an Asset Sale or a True Liquidation, the quotient of (x) the Net Asset Proceeds divided by (y) the then applicable Series M Factor and (b) in connection with a Stock Sale or a Merger, the quotient of (x) Net Stock Proceeds divided by (y) the then applicable Series M Factor. Any Liquidation Proceeds which are deposited into an escrow account (whether such escrow account is established by the Corporation or any purchaser, acquiror or other similar party in connection with a Deemed Liquidation Event) or subject to being held-back by the purchaser for distribution upon the occurrence or satisfaction of any event shall not be included in calculating “Liquidation Proceeds” until such time as such amounts are released to the Corporation (in the case of an Asset Sale or a Liquidation) or its stockholders (in the case of a Stock Sale or a Merger).

“Merger” shall have the meaning set forth in the definition of “Deemed Liquidation Event”.

“Net Asset Proceeds” means the aggregate net proceeds payable to the stockholders of securities in Covered Classes, on account of such securities, assuming a dissolution of the Corporation immediately following either (x) a Deemed Liquidation Event resulting from an Asset Sale or (y) a True Liquidation, after the repayment and prepayment of all Indebtedness of the Corporation and its Subsidiaries (including premium, interest and fees in respect thereof), all corporate taxes and similar fees and charges, all transaction fees and expenses (including but not limited to accounting, legal and investment banking fees) and all costs and expenses incurred upon such Deemed Liquidation Event or True Liquidation.

“Net Proceeds” means the sum of (x) Grossed-Up Other Distributions plus (y) Liquidation Proceeds minus (z) the Hurdle Amount.

“Net Stock Proceeds” means the sum of (x) the fair market value as of the date of determination of the aggregate consideration (whether cash, notes, stock or other securities) actually received by the stockholders of securities in Covered Classes on account of such securities upon a Deemed Liquidation Event resulting from a Stock Sale or Merger minus all transaction fees and expenses (including but not limited to accounting, legal and investment banking fees) and all cost and expenses incurred by the stockholders of the Corporation, upon such Stock Sale or Merger plus (y) without any duplication of amounts included pursuant to clause (x), the fair market value as of the date of determination of all the capital stock of Covered Classes  not transferred, if any, by the stockholders of the Corporation in connection with such Deemed Liquidation Event. For the purpose of calculating the fair market value of (i) any publicly traded equity securities issued in consideration of the capital stock in Covered Classes transferred by the stockholders of the Corporation in connection with such Deemed Liquidation Event, the fair market value of such securities shall equal the average closing trading price of such securities over the thirty-day period prior to the date of such Deemed Liquidation Event and (ii) any other securities issued in consideration of the capital stock transferred by the stockholders of the Corporation in connection with such Deemed Liquidation Event, the fair market value of such securities shall be determined in good faith by the Board.

“Other Distributions” means the aggregate amount of (x) cash distributions actually paid, and (y) the fair market value of any assets (other than cash) actually distributed by the Corporation to its stockholders solely in respect of the shares of any Covered Classes of the Corporation during the period commencing on __________ ___, 2006 through, the date of the consummation of a Liquidation Event or Qualified Public Offering, as the case may be. The Board shall in good faith calculate the fair market value of any such assets.  Notwithstanding the foregoing, Other Distributions shall not include (i) any accruing but unpaid dividends payable on any shares of Covered Classes of the Corporation until such time as such dividends are actually paid in cash, (ii) any Liquidation Proceeds, (iii) Redemption Proceeds or (iv) any shares of capital stock issued in connection with a Qualified Public Offering, which remain outstanding immediately after the consummation thereof.

“Pre-QPO Other Distributions” shall mean the positive difference, if any, of the Grossed-Up Other Distributions made prior to, or substantially concurrently with, a Qualified Public Offering minus (2) the Hurdle Amount (as reduced on account of any Redemption Proceeds from any redemption of Series AA Preferred Stock made prior to, or substantially concurrently with, a Qualified Public Offering).

“Qualified Public Offering” shall mean the sale in an underwritten public offering registered under the Securities Act of 1933, as amended, of shares of capital stock of the Corporation to the public resulting in aggregate proceeds (net of underwriting discounts and commissions) to the Corporation of not less than one hundred million dollars ($100 million).

 “Redemption Proceeds” means the quotient of (x) cash proceeds received by the holders of the Series AA Preferred Stock upon any redemption of the Series AA Preferred Stock divided by (y) the then applicable Series M Factor.

“Requisite Series M Holders” means, as of any date of determination, the Series M Holders holding not less than fifty one percent (51%) of the then outstanding shares of Series M Preferred Stock.

“Retained Securities” shall mean, in connection with any Stock Sale or Merger, (x) any capital stock in Covered Classes not transferred, if any, by the stockholders of the Corporation in connection with such Deemed Liquidation Event and/or (y) any capital stock or debt securities received in consideration or exchange for, capital stock in Covered Classes in connection with such Deemed Liquidation Event.

“Series M Factor” means .92.

“Series M Holders” means, at any time of determination, the holders of record of the outstanding shares of Series M Preferred Stock.

“Series M Liquidation Multiple” means, with respect to each share of Series M Preferred Stock, .00001.

“Stock Sale” shall have the meaning set forth in the definition of “Deemed Liquidation Event”.

“True Liquidation” means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than (i) any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction, (ii) a sale of all or substantially all of the Corporation’s assets or (iii) any consolidation or merger of the Corporation with or into another person, provided that effective provision is made in the certificate or articles of incorporation of the resulting or surviving corporation or otherwise for the maintenance for the holders of Preferred Stock of substantially similar rights as set forth herein or for the issuance to the holders of Preferred Stock of substantially similar securities as the Preferred Stock.

PART D. COMMON STOCK

Section 1. Dividends. Subject to the rights and preferences of the Preferred Stock, as and when dividends are declared or paid on the Common Stock, whether in cash, securities or other property, out of the assets of the Corporation which are legally available therefor, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

Section 2. Voting Rights. Except as otherwise provided in this Certificate of Incorporation or as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation.

Section 3. Liquidation Rights. Subject to the rights and preferences of the Preferred Stock, the holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of the Stock in any liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction in capital stock of the Corporation, in and of itself, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

Section 4. Amendment and Waiver. Any provision of this Part D may be waived by holders of a majority of the shares of Common Stock outstanding at the time such action is taken. No amendment or modification of this Part D will be binding or effective with respect to any provision of this Part D without (a) the affirmative vote, or the prior written consent as provided by the law, of the Board of Directors of the Corporation and (b) the affirmative vote, or the prior written consent, as provided by law, of the holders of at least a majority of the shares of Common Stock outstanding at the time such action is taken.

PART E. BOARD OF DIRECTORS

Section 1. Number and Election of Directors. (a) Subject to Section 1(d), the number of directors that shall constitute the whole Board of Directors of the Corporation shall be seven (7).

(b)           In the election of directors of the Corporation, the holders of the Common Stock, voting separately as a single class to the exclusion of all other classes of the Corporation’s capital stock, shall be entitled to elect five (5) directors (the “Common Stock Directors”) to serve on the Board of Directors, with each such director to serve on the Board until the successor of such director is duly elected or until such director is removed from office by the holders of the Common Stock. A Common Stock Director may only be removed by the vote of the holders of record of a majority of the outstanding shares of Common Stock. Any vacancy in the office of a Common Stock Director may be filled by the affirmative vote or the written consent, as provided by law, of a majority of the Common Stock Directors remaining in office or by vote of the holders of record of the outstanding shares of Common Stock.

(c)           In the election of directors of the Corporation, the holders of the Series AA Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Corporation’s capital stock, shall be entitled to elect two (2) directors (the “Series AA Directors”) to serve on the Board of Directors, with each such director to serve on the Board until the successor of such director is duly elected or until such director is removed from office by the holders of the Series AA Preferred Stock. In any such election the holders of outstanding shares of Series AA Preferred Stock shall be entitled to cast one vote per share of Series AA Preferred Stock held of record on the record date for the determination of stockholders entitled to vote on such election (or, if no such record date is established, on the date such vote is taken). A Series AA Director may only be removed by the vote of the holders of record of a majority of the outstanding shares of Series AA Preferred Stock. Any vacancy in the office of a Series AA Director may be filled by the affirmative vote, or the written consent as provided by law, of the remaining Series AA Director or, if any Additional Series AA Directors have then been elected, a majority of Series AA Directors and Additional Series AA Directors remaining in office or by vote of the holders of record of the outstanding shares of Series AA Preferred Stock.

(d)           If the Series AA Preferred Stock has not been redeemed pursuant to Section 2 of Part B of this Article Four, otherwise repurchased or acquired by the Corporation or converted pursuant to Section 5 of Part B of this Article Four, in any case by the 60th day after [___________](2), 2011, then (a) the number of directors that shall constitute the whole Board of Directors shall automatically be increased, without any action by the Board of Directors or the stockholders of the Corporation, by the number of (i) directors elected by the holders of Common Stock minus (ii) one, (b) the holders of the Series AA Preferred Stock, voting separately as a class, shall have the right, exercisable at any time after such date, to elect the directors to such newly created directorships (such directors, the “Additional Series AA Directors”) and (c) the Board of Directors shall promptly call a special meeting of the holders of the Series AA Preferred Stock for the purpose of electing the Additional Series AA Directors. An Additional Series AA Director may only be removed by the vote of the holders of record of a majority of the outstanding shares of Series AA Preferred Stock. Any vacancy in the office of an Additional Series AA Director may be filled by the affirmative vote, or the written consent as provided by law, of a majority of the Additional Series AA Directors and Series AA Directors remaining in office or by vote of the holders of record of the outstanding shares of Series AA Preferred Stock.

(2)             Fifth anniversary of the effective date of the Plan

Section 2. Voting Rights. (a)  Except as provided in paragraph (b) of this Section 2, each director shall be entitled to one vote on all matters to be voted on by the Corporation’s directors.

(b)           On and after [_________], 2010, on any matter that is considered by the Board of Directors and that relates to a proposed Sale of the Corporation (including the initiation of a process that is intended to result in a Sale of the Corporation), each Common Stock Director shall be entitled to one vote and each Series AA Director shall be entitled to three votes.

“Sale of the Corporation” means (i) any sale or transfer of all or substantially all of the assets of the Corporation and the subsidiaries of the Corporation on a consolidated basis in any transaction or series of transactions or (ii) any merger or consolidation of the Corporation with any other entity, other than a merger or consolidation that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

PART F. RESTRICTIONS ON TRANSFER OF COMMON STOCK

The following restrictions shall apply to any transfer of shares of Common Stock:

Section 1. Certain Transfers Prohibited. (a) If an individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act (each, for purposes of this Part F, a “Person”), shall attempt to transfer in any manner whatsoever, including by way of sale, transfer, assignment, conveyance or other disposition, including without limitation by merger, operation of law, bequest or pursuant to any domestic relations order, whether voluntarily or involuntarily (other than a sale, transfer, assignment, conveyance or other disposition by or to the Corporation), any shares of Common Stock (any such transfer or assignment being a “Transfer”), provided, however, that a transaction that is a pledge shall not be deemed a Transfer, but a foreclosure pursuant thereto shall be deemed to be a Transfer), then such Transfer shall be void and shall not be recognized by the Corporation, except as authorized pursuant to this Part F.

(b)           The restrictions contained in this Part F are for the purpose of insuring that the Common Stock is held of record, for purposes of Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), by less than 500 persons. In connection therewith, and to provide for the effective policing of these provisions, a potential transferor or transferee who proposes to effect a Transfer, prior to the date of the proposed Transfer, must submit a request in writing (a “Request”) that the Corporation review the proposed Transfer and authorize or not authorize the proposed Transfer pursuant to Section 2 hereof. A Request shall be mailed or delivered to the General Counsel of the Corporation or, if the Corporation does not have a General Counsel at the time of such Request, to the Chief Financial Officer of the Corporation (such executive hereinafter referred to as the “Reviewer”) at the Corporation’s principal place of business or telecopied to the Corporation’s telecopier number at its principal place of business. Such Request shall be deemed to have been delivered when actually received by the Corporation. A Request shall include (i) the name, address and telephone number of the proposed transferee, (ii) a description of the interest proposed to be Transferred by the proposed transferee, (iii) the date on which the proposed Transfer is expected to take place, (iv) the name of the proposed transferor of the interest to be Transferred, (v) the percentage of the proposed transferor’s total interest to be Transferred and (vi) a Request that the Corporation authorize, if appropriate, the Transfer pursuant to Section 2 hereof and inform the proposed transferor and transferee of his or her determination regarding the proposed Transfer.

If the proposed transferor or transferee seeks to effect a Transfer, the Corporation will act, within fifteen (15) business days after receipt of a Request, to determine whether to authorize the proposed Transfer described in the Request under Section 2 hereof. Each such Request shall be reviewed, on behalf of the Corporation, by the Reviewer. Subject to Section 2 hereof, the Reviewer shall conclusively determine whether to authorize the proposed Transfer, in his or her sole discretion and judgment, and shall immediately inform the proposed transferee or transferor making the Request of such determination.

Section 2. Authorization of Transfer of Common Stock. Notwithstanding anything to the contrary set forth in Section 1 hereof, the Reviewer shall authorize (A) any Transfer by a record holder of Common Stock to another record holder of Common Stock, (B) any Transfer of all shares of Common Stock owned by the proposed transferor to a single Person who is treated as a single record holder under the Securities Exchange Act or (C) any Transfer if, following such Transfer, the outstanding Common Stock will be held of record, for purposes of Section 12(g) of the Securities Exchange Act, by 500 or fewer persons. For the avoidance of doubt, the Reviewer shall address requests for Transfers contemplated in the order in which the Requests are received. In deciding whether to approve any proposed Transfer, the Reviewer may seek the advice of outside counsel to the Corporation and may request all relevant information from the proposed transferor and/or the transferee necessary to make such determination.

Section 3. Effect of Unauthorized Transfer. Any Transfer attempted to be made in violation of this Part F will be null and void. The proposed transferee shall not be entitled to any rights of a holder of Common Stock, including, but not limited to, the rights to vote or to receive dividends and liquidating distributions, with respect to the Common Stock that was the subject of such attempted Transfer.

Section 4. Prompt Enforcement; Further Actions. After learning of a Transfer not in compliance with this Part F, the Corporation shall demand the surrender of, or cause to be surrendered, to it, the certificates representing the Common Stock that was the subject of such noncompliant Transfer, or any proceeds received upon a sale of such securities, and any dividends or other distributions made after such noncompliant transfer with respect to such securities, if any. Nothing in this Section 4 shall be deemed inconsistent with the Transfer of such securities being deemed null and void pursuant to Section 3 hereof.

Section 5. Legend on Certificates. (a)  For so long as the restrictions on Transfer in this Part F are in effect, all certificates for shares of Common Stock shall conspicuously bear the following legend (in addition to any other legends required to be placed thereon):

THE CERTIFICATE OF INCORPORATION OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER OF ANY COMMON STOCK WITHOUT THE PRIOR AUTHORIZATION OF THE CORPORATION. NO REGISTRATION OR TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE CORPORATION UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE

CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED RESTRICTIONS ON TRANSFERS OF STOCK, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

(b)           In the event that the Common Stock shall cease to be subject to the restrictions on transfer of this Part F, the Corporation shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such stock without such legend.

Section 6. Conditions to Transfer; Responsibilities of Transfer Agent. The Corporation may require, as a condition precedent to the registration of the Transfer of any of its Common Stock or the payment of any distribution on any of its Common Stock, that the proposed transferor and transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Common Stock. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Part F, including, without limitation, instructing the transfer agent not to register any Transfer of Common Stock on the Corporation’s stock transfer records if it has knowledge that such Transfer is prohibited by this Part F, and/or authorizing such transfer agent to require an affidavit from a transferee or transferor regarding such Person’s actual and constructive ownership of Common Stock and other evidence that a Transfer will not be prohibited by this Part F, as a condition to registering any Transfer.

Section 7. Severability. If any provision of this Part F is judicially determined to be invalid or otherwise unenforceable, such invalidity or unenforceability shall not affect the remainder of the provisions of this Part F, which shall be thereafter interpreted as if the invalid or unenforceable part were not contained herein, and, to the maximum extent possible, in a manner consistent with insuring that the Common Stock is held of record, for purposes of Section 12(g) of the Securities Exchange Act, by less than 500 persons.

Section 8. Expiration. The provisions of this Part F shall apply until the earliest of (i) any public offering of Common Stock registered under the Securities Act of 1933, as amended, (ii) the filing by the Corporation of a registration statement with respect to the Common Stock pursuant to Section 12(g) of the Securities Exchange Act, and (iii) such time as the Board of Directors determines that the provisions of this Part F are no longer necessary for the preservation of the Corporation’s status as a non-reporting company under the Securities Exchange Act.

ARTICLE FIVE

The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to any specific limitation on such power contained in the Bylaws of the Corporation.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE SEVEN

Section 1. Exculpation. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article Seven by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 2. Corporate Opportunity. To the maximum extent permitted from time to time under the General Corporation Law of Delaware, and notwithstanding anything contained in this Article Seven to the contrary, in the event that any director of the Corporation acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both (A) the Corporation or any subsidiary of the Corporation, on the one hand, and (B) Affiliates of such director, on the other hand, such director shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any subsidiary of the Corporation and shall not be liable to the Corporation or any subsidiary of the Corporation or any of their Affiliates for breach of any duty (contractual or otherwise) solely by reasons of the fact that such Affiliate of such director directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Corporation or any subsidiary of the Corporation or any of their Affiliates, provided, however, that nothing herein shall exonerate any such director from any liability arising from any disclosure of confidential information of the Corporation or any of its subsidiaries or Affiliates to any Affiliate of any such director.

ARTICLE EIGHT

Each person who is or was a director or officer of the Corporation and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of Delaware as it may be in effect from time to time.

ARTICLE NINE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned, being the incorporator named above, has executed this Certificate of Incorporation on this [___] day of [____________], 2006.

PLIANT CORPORATION,
a Delaware corporation

By:
Name:
Its: